Exhibit 12.02


                                  HSBC USA Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                             and Preferred Dividends
                          (in millions, except ratios)

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Year Ended December 31,                             2001        2000*         1999         1998         1997
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
Excluding interest on deposits

Income before cumulative effect of
 accounting change                                $  354       $  569       $  464       $  527       $  471
Applicable income tax expense                        226          339          308          238          193
Less undistributed equity earnings                     9            8            4            2            2
Fixed charges:
  Interest on:
   Borrowed funds                                    337          445          130          204          197
   Long-term debt                                    328          420          112           96          112
  One third of rents, net of income
   from subleases                                     18           22           15           14           14
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Total fixed charges                                  683          887          257          314          323
Earnings before taxes and cumulative
 effect of accounting change based on
 income and fixed charges                         $1,254       $1,787       $1,025       $1,077       $  985
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Total fixed charges                               $  683       $  887       $  257       $  314       $  323
Preferred dividends                                   25           28           --           --            1
Ratio of pretax income to income
 before cumulative effect of accounting
 change                                             1.64         1.60         1.66         1.45         1.41
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Total preferred stock dividend factor                 41           44           --           --            2
Fixed charges, including preferred stock
 dividend factor                                  $  724       $  931       $  257       $  314       $  325
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Ratio of earnings to combined fixed
charges and preferred dividends                     1.73         1.92         3.99         3.43         3.03
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Including interest on deposits

Total fixed charges, including preferred
 stock dividend factor (as above)                 $  724       $  931       $  257       $  314       $  325
Add: Interest on deposits                          1,857        2,334          853          867          679
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Fixed charges, including preferred stock
 dividend factor and interest on deposits         $2,581       $3,265       $1,110       $1,181       $1,004
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Earnings before taxes and cumulative
effect of accounting change based on
income and fixed charges (as above)               $1,254       $1,787       $1,025       $1,077       $  985
Add: Interest on deposits                          1,857        2,334          853          867          679
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Total                                             $3,111       $4,121       $1,878       $1,944       $1,664
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Ratio of earnings to combined fixed charges
and preferred dividends                             1.21         1.26         1.69         1.65         1.66
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

* Restated to exclude an investment in an entity transferred to HSBC North America Inc. during 2001.


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